Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS STRONG FOURTH QUARTER AND

FULL YEAR 2012 OPERATING AND FINANCIAL RESULTS

Total Revenues of $5.5 Billion, Increased 14 Percent Y/Y

Adjusted Diluted Earnings per Share of $4.91, Increased 30 Percent Y/Y;

GAAP Diluted Earnings per Share of $3.30 Increased 16 Percent Y/Y

New and Updated Data on Over Ten Pivotal Phase III Trials Expected in 2013

Affirms 2013 Financial Outlook

SUMMIT, NJ — (January 24, 2013) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $1,416 million for the fourth quarter 2012, a 14 percent increase from the same period in 2011.  Adjusted net income for the fourth quarter 2012 increased 21 percent to $572 million compared to $473 million in the fourth quarter 2011.  For the same period, adjusted diluted earnings per share increased 26 percent to $1.32 from $1.05.

Full year total revenues for 2012 were $5,507 million and net product sales were $5,386 million.  Full year adjusted net income for 2012 was $2,162 million or adjusted diluted earnings per share of $4.91.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported fourth quarter 2012 net income of $263 million or $0.61 per diluted share.  For the fourth quarter 2011, net income was $410 million or diluted earnings per share of $0.91. Full year GAAP net income for 2012 was $1,456 million or diluted earnings per share of $3.30.

“Our 2012 financial and operational results reflect strong operating momentum and execution worldwide,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “The achievements of 2012 and our outlook for 2013 position us for our next phase of growth.”

Fourth Quarter and Full Year 2012 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year 2012 compared to the fourth quarter and full year 2011.  The adjusted operating expenses presented below exclude share-based employee compensation expense, non-core operations acquired from Abraxis, IPR&D impairments, upfront payments for R&D and a Canadian pricing settlement.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the fourth quarter increased 17 percent to $1,002 million and were driven by strong overall market share and increased duration of therapy.  Fourth quarter U.S. sales of $577 million and international sales of $425 million increased 18 percent and 16 percent, respectively.  Full year REVLIMID sales were $3,767 million, an increase of 17 percent.

•                  ABRAXANE® sales for the fourth quarter were $106 million, an increase of 3 percent. U.S. sales were $84 million and international sales were $22 million, a decrease of 9 percent and increase of 90 percent, respectively.  U.S. sales were affected by the restoration of the full supply of generic paclitaxel, the shortage of which benefited the fourth quarter 2011. Full year ABRAXANE sales were $427 million, an increase of 11 percent.

•                  VIDAZA® fourth quarter sales increased 14 percent to $216 million.  U.S. sales increased 3 percent to $88 million.  International sales increased 23 percent to $128 million, primarily driven by market share increases in most regions.   Full year VIDAZA sales were $823 million, an increase of 17 percent.

•                  THALOMID® sales were $73 million in the fourth quarter, representing a 12 percent decrease; for 2012 sales were $302 million, a decrease of 11 percent.

Research and Development (R&D)

Adjusted R&D expenses were $318 million for the fourth quarter 2012 compared to $349 million for the fourth quarter 2011.  The change is primarily due to more collaboration milestone payments recorded in 2011.

For the full year 2012, adjusted R&D expenses were $1,310 million compared to $1,240 million for the full year 2011.  Adjusted R&D expenses included absorption of the Avila Therapeutics acquisition which closed in March 2012, increased activities related to validation of the Phoenix, Arizona manufacturing facility for ABRAXANE and advancing more than 30 late-stage clinical trials.

On a GAAP basis, R&D expenses were $473 million for the fourth quarter 2012 and $436 million for the same period in 2011; full year R&D expenses were $1,724 million for 2012 compared to $1,600 million for 2011.  The increase in R&D expenses on a GAAP basis reflects the impact of an IPR&D impairment charge recorded during the fourth quarter 2012.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $340 million for the fourth quarter 2012 compared to $278 million for the fourth quarter 2011.   The increase was primarily due to launch preparation

expenses for ABRAXANE in non-small cell lung cancer (NSCLC) in the U.S. and POMALYST® globally.

For the full year 2012, adjusted SG&A was $1,257 million versus $1,099 million in 2011.  The increase was primarily due to the ABRAXANE NSCLC and POMALYST launch preparations.  On a GAAP basis, SG&A expenses were $370 million for the fourth quarter 2012 compared to $315 million for the same period in 2011; full year SG&A expenses were $1,374 million for 2012 compared to $1,226 million for 2011.

Cash, Cash Equivalents, and Marketable Securities

Operations generated cash flow of $2,031 million for 2012, an increase of 12 percent compared to 2011.  Under the authorized stock repurchase program, Celgene purchased approximately 7.5 million shares during the fourth quarter at a total cost of approximately $580 million.  For the full year 2012, Celgene purchased approximately 28.6 million shares at a cost of approximately $2,100 million.  As of December 31, 2012, the Company had approximately $1,800 million remaining under the existing stock repurchase program.  The Company ended the year with $3,900 million in cash and marketable securities and approximately 420 million actual shares and 430 million fully diluted shares outstanding.

Product and Pipeline Updates

Hematology

REVLIMID:  The Company presented final data from a pivotal phase II trial in relapsed/refractory mantle cell lymphoma at the American Society of Hematology (ASH) meeting in December 2012. The trial achieved its primary efficacy endpoints as specified in Special Protocol Assessment (SPA) requirements. A Supplemental New Drug Application (sNDA) was submitted to the FDA and a decision is expected in 2013.

Also at ASH 2012, there was an update of the MM-015 trial. Mature survival data from the MM-015 trial are expected in first quarter 2013 allowing for a resubmission of the marketing application for REVLIMID in newly diagnosed multiple myeloma (NDMM) with the European Medicines Agency (EMA) in the second half 2013.

The Company presented data on a phase II trial of the combination of REVLIMID with RITUXAN in patients with Non-Hodgkin’s Lymphoma (NHL) at ASH 2012. Enrollment in phase III trials in both NHL and chronic lymphocytic myeloma (CLL) are ongoing with enrollment in the phase III CLL-008 trial due to complete in the first quarter 2013.

POMALYST:  The Company presented final phase III data from MM-003 in relapsed and refractory multiple myeloma at ASH 2012 showing a statistically significant overall survival benefit of POMALYST in combination with low-dose dexamethasone versus high-dose dexamethasone.  The data supports the pending application for relapsed refractory multiple myeloma (RRMM) with the EMA. An EMA decision is expected in 2013.

In the U.S., an action by the FDA is expected by the February 10, 2013 Prescription Drug User Fee Act (PDUFA) date.

Oncology

ABRAXANE:  The Company reported that the ABRAXANE phase III trial of over 840 patients with pancreatic cancer met the primary endpoint of overall survival. ABRAXANE in combination with gemcitabine demonstrated a statistically significant improvement in overall survival of 8.5 months compared to 6.7 months in patients receiving gemcitabine alone (HR 0.72, P=0.000015).  Based on the results of this trial, Celgene plans to submit dossiers for registration in the U.S. and Europe during the first half 2013 followed by submissions in other countries/regions during the second half 2013.

ABRAXANE received FDA approval for the first-line treatment of patients with advanced NSCLC in October, 2012.  Through regional partnerships, Celgene has NSCLC applications under review in Japan, Australia, and New Zealand and anticipates receiving Regulatory Health Authority decisions in first half 2013.  In addition, Celgene is evaluating regulatory strategies to obtain NSCLC in other countries.

Positive data from the phase III trial comparing ABRAXANE to dacarbazine in over 510 treatment-naïve metastatic malignant melanoma patients were presented at the Society of Melanoma Research meeting November, 2012. In this trial, chemotherapy-naïve patients with metastatic melanoma treated with ABRAXANE had a progression free survival of 4.8 months versus 2.5 months in patients treated with dacarabzine (HR:0.792; 95.1% CI: 0.631, 0.992; P=0.044). Mature phase III overall survival data are expected in mid-2013.

Inflammation & Immunology

Apremilast:   Data from the PALACE-1 trial in psoriatic arthritis were presented at the American College of Rheumatology meeting in November, 2012. Results from PALACE-2 and -3 are expected to be presented in 2013. In addition, results from PALACE-4 in treatment-naïve psoriatic arthritis are expected during the first half of 2013.

In January, the Company announced the phase III trials, ESTEEM-1 and -2, achieved a highly statistically significant benefit in the primary endpoint of PASI 75 at week 16 in psoriasis. In addition, patients on apremilast also achieved a statistically significant benefit over placebo in the major secondary endpoint, Static Physician Global Assessment (sPGA). Presentation of the full data set are planned for a medical congress in 2013

The phase II trial (BCT-001) in patients with Behçet’s disease achieved its primary endpoint of demonstrating a statistically significant improvement in the number of oral ulcers at day 85 between apremilast and placebo.  Regulatory and clinical strategies are under review for this indication.

Enrollment in the phase III POSTURE study of apremilast in ankylosing spondylitis is expected to complete in the second half of 2013. Data are expected in 2014.

Celgene plans to submit an NDA to the FDA for apremilast in psoriatic arthritis in the first quarter 2013 with a submission for psoriasis to follow in the second half of 2013.  A submission with the EMA for both psoriasis and psoriatic arthritis is expected in the second half 2013.

New and Updated Data on Over Ten Pivotal Phase III Trials Expected in 2013

Data on over ten pivotal phase III trials on Celgene products are expected in 2013. This includes:

•                  Final progression free survival (PFS) data from the MM-020 trial of REVLIMID in newly diagnosed multiple myeloma (NDMM)

•                  Updated data on trials of REVLIMID in NDMM including MM-015

•                  Data on VIDAZA in acute myeloid leukemia (AML)

•                  Data on RBC-transfusion independence in myelofibrosis for POMALYST

•                  Mature overall survival (OS) data for ABRAXANE in metastatic melanoma

•                  Data from PALACE-2, -3 and -4 of apremilast in psoriatic arthritis

•                  Data from ESTEEM-1 and -2 of apremilast in psoriasis

Data on many of these trials are expected to be presented at major medical congresses throughout the year.

2013 Guidance Affirmed

•                  Total net product sales expected to increase approximately 11 percent year-over-year to approximately $6,000 million

•                  REVLIMID net product sales anticipated to increase approximately 10 percent year-over-year to a range of $4,100 to $4,200 million

•                  Adjusted diluted EPS expected to increase approximately 13 percent year-over-year to a range of $5.50 to $5.60. Guidance assumes a constant fully diluted share count of 430 million from December 2012 through 2013

•                  GAAP diluted EPS expected to be in the range of $4.67 to $4.79

Fourth Quarter and Full Year 2012 Conference Call and Webcast Information

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and full year 2012 operating and financial performance on January 24, 2013, at 9 a.m. ET. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon ET January 24, 2013, until midnight ET January 31, 2013. To access the replay, in the U.S. dial 800-585-8367; outside the U.S. dial 404-537-3406; and enter reservation number 86013069. The Company’s first quarter 2013 financial and operational results are expected to be reported on April 25.

About REVLIMID

In the U.S., REVLIMID (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID is also indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

Data from investigational studies of REVLIMID in relapsed/refractory mantle cell lymphoma and in combination therapy for patients with NHL are described above. REVLIMID is not approved for the treatment of either of these indications.

About ABRAXANE

In the U.S., ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. Abraxane is also indicated for first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.

Data from investigational studies of paclitaxel protein-bound particles for injectable suspension (albumin-bound) in pancreatic cancer and metastatic malignant melanoma are described above. ABRAXANE is not approved for either of these indications.

About VIDAZA

In the U.S., VIDAZA is indicated for treatment of patients with the following French-American-British (FAB) myelodysplastic syndrome subtypes: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts for the three- and twelve-month periods ended December 31, 2012 and for the projected amounts for the year ending December 31, 2013.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three-Month Periods Ended December 31,		Twelve-Month Periods Ended December 31,
	2012	2011	2012	2011

Net product sales	$1,415,497	$1,242,635	$5,385,599	$4,699,690
Other revenue	31,913	41,262	121,114	142,380
Total revenue	1,447,410	1,283,897	5,506,713	4,842,070

Cost of goods sold (excluding amortization of acquired intangible assets)	80,130	77,503	299,124	425,859
Research and development	473,419	436,427	1,724,156	1,600,264
Selling, general and administrative	370,092	315,107	1,373,541	1,226,314
Amortization of acquired intangible assets	62,434	75,045	194,499	289,226
Acquisition related (gains) charges and restructuring, net	140,087	(24,916)	168,951	(142,346)
Total costs and expenses	1,126,162	879,166	3,760,271	3,399,317

Operating income	321,248	404,731	1,746,442	1,442,753

Other income (expense), net	(30,945)	(3,069)	(64,951)	(23,231)

Income before income taxes	290,303	401,662	1,681,491	1,419,522

Income tax (benefit) provision	27,188	(8,516)	225,311	102,066

Net income	263,115	410,178	1,456,180	1,317,456

Non-controlling interest	—	—	—	694

Net income attributable to Celgene	$263,115	$410,178	$1,456,180	$1,318,150

Net income per share attributable to Celgene:
Basic	$0.62	$0.93	$3.38	$2.89
Diluted	$0.61	$0.91	$3.30	$2.85

Weighted average shares:
Basic	421,592	441,064	430,927	455,348
Diluted	432,310	449,747	440,796	462,748

	December 31,
	2012	2011
Balance sheet items:
Cash, cash equivalents & marketable securities	$3,900,270	$2,648,154
Total assets	11,734,306	10,005,910
Short-term borrowings	308,459	526,684
Long-term debt	2,771,333	1,275,585
Total stockholders’ equity	5,694,467	5,512,727

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In thousands, except per share data)

		Three-Month Periods Ended December 31,		Twelve-Month Periods Ended December 31,
		2012	2011	2012	2011

Net income attributable to Celgene - GAAP		$263,115	$410,178	$1,456,180	$1,318,150

Before tax adjustments:
Total revenues:
Sales of products exited or to be exited	(1)	—	(1,752)	—	(26,688)
Abraxis non-core other revenues	(2)	—	—	—	(1,714)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	3,240	2,708	12,413	9,762
Abraxis inventory step-up	(4)	—		—	90,278
Products exited or to be exited	(2)	441	3,744	(1,553)	23,032

Research and development:
Share-based compensation expense	(3)	26,555	24,705	102,413	104,704
Abraxis non-core activities	(2)	—	—	—	8,728
IPR&D impairments	(5)	69,156	—	122,509	118,000
Upfront collaboration payments	(6)	59,500	62,497	189,500	128,479

Selling, general and administrative:
Share-based compensation expense	(3)	30,207	26,831	116,217	102,736
Abraxis non-core activities	(2)	—	—	—	15,065
Canadian pricing settlement	(7)	—	9,814	—	9,814

Amortization of acquired intangible assets	(8)	62,434	75,045	194,499	289,226

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(9)	140,087	(24,916)	166,374	(147,463)
Acquisition and restructuring costs	(9)	—	—	2,577	5,117

Other income (expense), net
EntreMed, Inc. equity method loss	(10)	—	102	—	644
Abraxis non-core activities	(2)	—	—	—	2,036
Gain on divestment of non-core activities	(11)	—	—	—	(2,931)

Non-controlling interest -Abraxis	(2)	—	—	—	(694)

Net income tax adjustments	(12)	(82,521)	(115,898)	(198,643)	(293,373)

Net income attributable to Celgene - Adjusted		$572,214	$473,058	$2,162,486	$1,752,908

Net income per share attributable to Celgene -Adjusted:
Basic		$1.36	$1.07	$5.02	$3.85
Diluted		$1.32	$1.05	$4.91	$3.79

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

Explanation of adjustments:

(1)         Exclude sales related to non-core former Pharmion Corp., or Pharmion, products to be exited and Abraxis BioScience Inc., or Abraxis, products that have been exited.

(2)         Exclude the estimated impact of activities arising from the acquisition of Abraxis that are not related to core nab technology and were divested in 2011, including other miscellaneous revenues, cost of goods sold (excluding amortization of acquired intangible assets), operating expenses and other costs related to such activities. Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion that are planned to be exited.

(3)         Exclude share-based compensation expense totaling $60,002 for the three-month period ended December 31, 2012 and $54,244 for the three-month period ended December 31, 2011. Exclude share-based compensation expense totaling $231,043 for the twelve-month period ended December 31, 2012 and $217,202 for the twelve-month period ended December 31, 2011.

(4)         Exclude acquisition-related inventory step-up adjustments to fair value which were expensed for Abraxis in 2011.

(5)         Exclude in-process research and development, or IPR&D, impairments recorded as a result of changes in estimated probability-weighted cash flows.

(6)         Exclude upfront payments for research and development collaboration arrangements and purchases of intellectual property for unapproved products.

(7)         Exclude 2011 pricing settlement with the Patented Medicine Prices Review Board of Canada related to sales of THALOMID.

(8)         Exclude amortization of intangible assets acquired from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester, Abraxis and Celgene Avilomics Research, Inc. (formerly known as Avila Therapeutics), or Avila.

(9)         Exclude acquisition related charges and restructuring, including changes in the fair value of contingent consideration, related to the acquisitions of Gloucester, Abraxis and Avila.

(10)  Exclude the Company’s share of EntreMed, Inc. equity losses in 2011.

(11)  Exclude the 2011 gain recognized on divestment of non-core activities obtained in the acquisition of Abraxis.

(12)  Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one-time effects of changes in tax law, acquisition related matters, an adjustment to the amount of unrecognized tax benefits and deferred taxes on unremitted foreign earnings.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2013 Projected GAAP to Adjusted Net Income

(In thousands, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$2,006,000	$2,058,000

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		14,000	14,000

Research and development:
Share-based compensation expense		119,000	114,000

Selling, general and administrative:
Share-based compensation expense		135,000	130,000

Amortization of acquired intangible assets		265,000	263,000

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration		11,000	11,000

Net income tax adjustments		(185,000)	(182,000)

Projected net income - Adjusted		$2,365,000	$2,408,000

Projected net income per diluted common share - GAAP		$4.67	$4.79

Projected net income per diluted common share - Adjusted		$5.50	$5.60

Projected weighted average diluted shares		430,000	430,000

(1)         Our projected earnings do not include the effect of any 2013 business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis.